Exhibit 10.43

SECOND AMENDMENT TO THE

WPX ENERGY NONQUALIFIED RESTORATION plan

WHEREAS, WPX Energy Services Company, LLC which is wholly owned by WPX Energy, Inc., maintains the WPX Energy Nonqualified Restoration Plan, as amended and restated effective January 1, 2015 (the "Plan") and as subsequently amended; and

WHEREAS, WPX Energy, Inc. has become a wholly owned subsidiary of Devon Energy Corporation as a result of the merger transaction that was consummated on January 7, 2021 (the "Merger"); and

WHEREAS, Devon Energy Production Company, L.P. has become the successor employer of those individuals previously employed by WPX Energy Services Company, LLC who remain employed following the Merger; and

WHEREAS, WPX Energy Services Company, LLC, Devon Energy Corporation and Devon Energy Production Company, L.P. desire to amend the Plan to reflect Devon Energy Corporation's assumption of sponsorship of the Plan, the Devon entities' assumption of liabilities under the Plan, and the transition of governance and amendment responsibility resulting from the Merger.

NOW, THEREFORE, in consideration of the premises, the Plan is hereby amended in the following respects, effective as of the date this Second Amendment is executed by WPX Energy Services Company, LLC, Devon Energy Corporation and Devon Energy Production Company, L.P.:

1.Sections 1.3, 1.4, 1.5 1.6, and 1.7 are added to the Plan as follows:

1.3 Assumption of Sponsorship.  Subject to Section 1.7 hereof, Devon hereby assumes sponsorship of the Plan as successor to the Company.

1.4 Assumption of Liabilities.  Subject to Section 1.7 hereof, Devon and DEPCO hereby assume joint and several liability for all obligations under the Plan, including the payment of benefits and expenses thereunder.  All provisions of the Plan referring to the Employer's obligation to pay benefits and all provisions of the Plan that are protective or exculpatory with respect to the Employer shall be construed to refer to Devon and DEPCO.

1.5Assumption of Authority.  The Committee hereby assumes all authority for the administration of the Plan and for purposes of adopting amendments to the Plan. The Administrative Committee and the Benefits Committee shall have no prospective authority or responsibility with respect to the Plan.

1.6 Status of Plan.  Notwithstanding any contrary provision of the Plan, the Plan is a frozen plan.  There shall be no Contribution Credits allocated to the Account of any Participant with respect to the 2021 Plan Year or any subsequent Plan Year.

1.7Effective Date of Assumption of Plan Sponsorship and Liabilities.  Notwithstanding any other provision of the Plan to the contrary, the effective date of Devon's and DEPCO's assumption of the Plan's sponsorship and liabilities shall occur upon the later of the effective date of the Second Amendment to the Plan or such date that Devon or DEPCO become the "grantor" of the WPX Energy Nonqualified Plans Master Trust.

2.Section 2.24 is amended and restated as follows:

2.24"Qualified Plan" shall mean, as the context may require, the WPX Energy Savings Plan, as amended, as in effect before its merger into the Devon Energy Corporation Incentive Savings Plan on July 1, 2021 or the Devon Energy Corporation Incentive Savings Plan, as amended, as in effect following the merger.

3.Sections 2.28, 2.29, and 2.30 are added to the Plan as follows:

2.28 "Committee" shall mean the Compensation Committee of the Board of Directors of Devon or a committee established by the Compensation Committee of the Board of Directors of Devon that has been delegated duties related to the Plan.

2.29 "DEPCO" shall mean Devon Energy Production Company, L.P.

2.30 "Devon" shall mean Devon Energy Corporation.

4.Sections 5.1 and 5.2 are amended and restated as follows:

5.1Participant Designation. Each Participant shall designate, in accordance with any procedures, restrictions and conditions established by the Committee, the manner in which the amounts credited to the Participant's Account shall be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to such Account.  For this purpose, a Participant may specify that all or any percentage of his or her Account shall be deemed to be invested, in such percentage increments as the Committee may prescribe, in one or more of the Funds that have been designated as alternative investments under the Plan pursuant to Section 5.2.  A Participant's designation shall remain in effect until a new designation is made in the manner required by the Committee, subject to the termination and/or replacement of a Fund as an available investment option and further subject to any timing restrictions imposed by the Committee.  If a Participant fails to provide a designation in the manner required by the Committee, the Participant's Account shall be deemed to be invested in a default Fund designated by the Committee from time to time for such purpose.

5.2Investment Funds.  The Committee shall specify the investment options that will constitute the Funds and may change the available investment options from time to time.  The Committee and any employee of Devon or its Affiliates and any other individual or entity currently or previously designated to act on behalf of the Company for the purpose of selecting the Funds, as well as the Administrative Committee and the Benefits Committee, make no promise or guarantee regarding the performance of any Fund and shall have no liability to any Participant, Beneficiary or any other individual or entity with respect to the selection of the Funds or any decrease (or lack of increase) in a Participant's or Beneficiary's Account as a result of the performance or lack thereof of: (i) the Funds selected by the Participant; or (ii) the default Fund applicable to amounts for which a Participant or Beneficiary has failed to provide an investment designation in the manner required by the Committee.  A Participant or Beneficiary assumes all risk associated with his or her investment designation or failure to provide an investment designation, as well as all risk associated with the unsecured nature of the Plan as described in Section 11.1.

5.Section 8.3 is added to the Plan as follows:

8.3 Allocation to Committee.

(a)All administrative authority and responsibility allocated to the Administrative Committee under the Plan is allocated to the Committee and all references in the Plan assigning any administrative authority or responsibility to the Administrative Committee are amended to refer to the Committee.  The Administrative Committee shall have no prospective authority or responsibility with respect to the Plan.

(b)All amendment authority and responsibility allocated to the Benefits Committee under the Plan is allocated to the Committee and all references in the Plan assigning amendment authority or responsibility to the Benefits Committee are amended to refer to the Committee.  The Benefits Committee shall have no prospective authority or responsibility with respect to the Plan.

(c)All amendment and termination authority and responsibility allocated to the Compensation Committee under the Plan is allocated to the Committee and all references in the Plan assigning amendment and termination authority or responsibility to the Compensation Committee are amended to refer to the Committee.  The Compensation Committee shall have no prospective authority or responsibility with respect to the Plan.

(d)The Plan shall be administered, construed and interpreted by the Committee.  The Committee shall have the sole authority and discretion to determine eligibility and to construe the terms of the Plan.  The determinations by the Committee as to any disputed questions arising under the Plan shall be final, conclusive and binding upon all persons including Participants, their Beneficiaries, Devon, its stockholders and employees, its Affiliates, and WPX Energy Services Company, LLC.  The Committee may, in its sole discretion, delegate its authority hereunder, including, but not limited to, delegating authority to modify, amend, administer, interpret, construe or vary the Plan, to the extent permitted by applicable law or administrative or regulatory rule, and, to the extent the Committee delegates is authority, applicable references in the Plan to the Committee also shall mean the Committee's delegate.

(e) The members of the Committee and its agents shall be indemnified and held harmless by Devon against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with Devon's written approval) or paid by them in satisfaction of a judgment in any such action, suit or proceeding. The foregoing provisions shall not be applicable to any person if the loss, cost, liability or expense is due to such person's gross negligence or willful misconduct.

6.Section 10.1 of the Plan document is amended and restated as follows:

10.1 Amendments.

(a)Right to Amend.  The Committee shall have the right at any time and from time to time, and retroactively if deemed necessary or appropriate, to modify or amend in whole or in part any or all of the provisions of the Plan.  Any amendment or modification to the Plan shall be effective at such date as the Committee may determine.

(b)Effect of Amendment.  The right to amend described in Section 10.1(a) may be exercised at any time, without the consent of any Participant or Beneficiary; provided, however, that no amendment shall divest any Participant or Beneficiary of rights to which he or she would have been entitled if the Plan had been terminated on the effective date of such amendment except: (i) to the extent that a termination of the Plan pursuant to Section 10.2 would result in an accelerated distribution of the Participant's benefits under the Plan; and (ii) to the extent necessary to comply with any applicable law, rule or regulation, including, but not limited to, Code Section 409A. Notwithstanding the foregoing, the Plan and any payment hereunder may be amended unilaterally by the Committee, subject to the restrictions described in Section 10.1(a), at any time to make such changes as may be required to comply with Section 409A.

7.In Section 10.2 (regarding termination of the Plan), the references to the Compensation Committee are amended to refer to the Committee.

8.In Section 10.2(c), the references to the Company are amended to refer to Devon Energy Corporation and the references to Affiliates are amended to refer to all persons with whom Devon Energy Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.

9.The following is added as a second paragraph of Section 11.1:

The Plan shall continue to be considered entirely unfunded both for tax purposes and for purposes of Title I of ERISA and no provision shall at any time be made with respect to segregating assets of Devon or DEPCO for payment of any amounts under the Plan. No Participant or any other person shall have any interest in any particular assets of Devon or DEPCO by reason of the right to receive a benefit under the Plan and Devon and DEPCO's assumption of liabilities hereunder. To the extent the Participant or any other person acquires a right to receive benefits under the Plan, the Participant or such other person shall have the status of a general unsecured creditor of Devon and DEPCO. Devon and DEPCO's assumption of liabilities hereunder constitutes a mere unsecured, unfunded promise by Devon and DEPCO for the payment of benefits payable under the Plan to the Participants in the future. Nothing contained in the Plan shall constitute a guaranty by Devon or DEPCO or any other person or entity that any funds in any trust or the assets of Devon or DEPCO will be sufficient to pay any benefit under the Plan. No Participant shall have any right to a benefit under the Plan except in accordance with the terms of the Plan.

10.The following is added as Section 11.3(d):

(d) Impact of Devon and DEPCO Assumption.  Any trust established pursuant to this Section 11.3 shall require that, in the event of the insolvency of Devon or DEPCO, the assets of such trust shall be subject to the claims of Devon's or DEPCO's creditors, as applicable.  Devon's and DEPCO's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce Devon's and DEPCO's obligations under the Plan.

11.The following is added as a second paragraph of Section 11.12:

Subject to Section 1.7, Devon and DEPCO hereby assume joint and several liability for all indemnification obligations arising under this Section 11.12 with respect to actions or failures to act prior to the execution date of the Second Amendment to the Plan.  This Section 11.12 shall not apply to actions or failures to act on or after the execution date of the Second Amendment to the Plan, and all indemnification obligations with respect to such actions or failures to act shall be governed by Section 8.3(e).

12.Except as modified herein, the Plan shall remain in full force and effect.

13.This Second Amendment may be executed in multiple counterparts, each of which taken together will constitute one and the same instrument.

[Signatures on following page.]

IN WITNESS WHEREOF, WPX Energy Services Company, LLC, Devon Energy Corporation and Devon Energy Production Company, L.P. have caused this Second Amendment to the Plan to be executed this 15th day of December, 2021.

WPX Energy Services Company, LLC

By:	/s/Jeffrey L. Ritenour

Name:	Jeffrey L. Ritenour

Title:	Executive Vice President

Devon Energy Corporation

By:	/s/Tana K. Cashion

Name:	Tana K. Cashion

Title:	Senior Vice President Human Resources
and Administration

Devon Energy Production Company, L.P.

By:	/s/Tana K. Cashion

Name:	Tana K. Cashion

Title:	Senior Vice President